Exhibit 3.1
APPENDIX B
CERTIFICATE OF INCORPORATION OF
HELIOS & MATHESON NORTH AMERICA INC.
(A DELAWARE CORPORATION)
FIRST. The name of the corporation is Helios & Matheson North America Inc. (hereinafter referred to as the “Corporation”).
SECOND. The address of the Corporation’s registered office in the State of Delaware is 1811 Silverside Road, City of Wilmington, New Castle County, State of Delaware 19810-4345. The name of its registered agent at such address is Vcorp Services, LLC.
THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH. Authorized Shares.
1. The total number of shares of stock which the Corporation shall have authority to issue is thirty two million (32,000,000), of which two million (2,000,000) shares with a par value of one cent ($0.01) per share shall be designated as “Preferred Stock” and thirty million (30,000,000) shares with a par value of one cent ($0.01) per share shall be designated as “Common Stock.”
2. Common Stock.
(a) Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
(b) Subject to such rights of any other class or series of securities as may be granted from time to time, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange, or other disposition (for cash, shares of stock, securities, or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Corporation.
(c) Subject to such voting rights of any other class or series of securities as may be granted from time to time pursuant to this Certificate of Incorporation, any amendment thereto, or the provisions of the laws of the State of Delaware governing business corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.
3. Preferred Stock. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:
(a) The number of shares constituting that series and the distinctive designation of that series;
(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

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(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(h) Any other relative rights, preferences and limitations of that series.
FIFTH. The name and mailing address of the incorporator is Roxanne Weisbrot, 200 Park Avenue South, New York, New York 10003.
SIXTH. The number of directors of the corporation shall be fixed by, or in the manner provided by, the bylaws. The right of stockholders to cumulative voting in the election of directors is expressly prohibited. Election of directors need not be by written ballot, except and to the extent the bylaws of the Corporation shall so provide.
SEVENTH. The Board of Directors is authorized to make, adopt, amend, alter, or repeal bylaws of the Corporation except as and to the extent provided in the bylaws and subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to make additional bylaws and to alter and repeal bylaws made by the Board of Directors.
EIGHTH. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
NINTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be indemnified by the Corporation to the full extent then permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Ninth. Such right of indemnification, if any, shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article Ninth shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

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TENTH. To the fullest extent permitted by Paragraph (7) of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article Tenth is in effect shall be deemed to be doing so in reliance on the provisions of this Article Tenth, and neither the amendment or repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Tenth, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article Tenth are cumulative and shall be in addition to and independent of any and all other limitations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulations, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.
IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this  _____  day of September, 2009.

Roxanne Weisbrot, Incorporator

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